Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com

FOR IMMEDIATE RELEASE

Agree Realty Declares Increased Quarterly Cash Dividend &

Provides November Rent Collections Update

Bloomfield Hills, MI, December 1, 2020 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today declared an increased quarterly cash dividend and provided an update on November rent collections.

Fourth Quarter 2020 Dividend

The Board of Directors has authorized, and the Company has declared, a quarterly cash dividend of $0.620 per common share. This is the Company’s 107th consecutive cash dividend and represents a 3.3% increase over the previous quarterly dividend and a 6.0% increase over the quarterly dividend declared in the fourth quarter of 2019. The dividend is payable January 6, 2021 to shareholders of record at the close of business on December 23, 2020.

November Rent Collections Update

As of November 30, 2020, the Company has received November rent payments from 99% of its portfolio and entered into deferral agreements with tenants representing less than 1% of November rents. November marks the third consecutive month the Company has received 99% of all contractual monthly rental obligations.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. As of September 30, 2020, the Company owned and operated a portfolio of 1,027 properties, located in 45 states and containing approximately 21.0 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

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Contact:

Clay Thelen

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190